EXHIBIT 23.57

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Robert Wares, Hon. D. Sc., P. Geo., hereby consent to the use of my name in connection with the reference to the information of a scientific or technical nature regarding the Hammond Reef Property which has arisen since the “Technical Report on the Hammond Reef Gold Property, Atikokan area, Ontario” dated December 20, 2011 and regarding the Upper Beaver Property since the “Technical Report on the Upper Beaver Gold-Copper Project, Ontario, Canada” dated November 5, 2012 included or incorporated by reference in the Registration Statement.

By:	/s/ Robert Wares
Name:	Robert Wares
Title:	Hon. D. Sc., P. Geo.

October 6, 2014